Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 13, 2025

Supplementing that Certain

INDENTURE

Dated as of March 1, 2019

Among

J.B. HUNT TRANSPORT SERVICES, INC.,

as Issuer

J.B. HUNT TRANSPORT, INC.,

as Guarantor

and

COMPUTERSHARE TRUST COMPANY, N.A.

(successor-in-interest to Wells Fargo Bank, National Association),

as Trustee

4.900% SENIOR NOTES DUE 2030

i

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture, dated as of March 13, 2025 (the “Second Supplemental Indenture”), among J.B. Hunt Transport Services, Inc., a corporation duly organized and existing under the laws of the State of Arkansas (the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), J.B. Hunt Transport, Inc., a corporation duly organized and existing under the laws of the State of Georgia (herein called the “Initial Guarantor”), and Computershare Trust Company, N.A. (successor-in-interest to Wells Fargo Bank, National Association), as Trustee hereunder (herein called the “Trustee”), supplements that certain Indenture, dated as of March 1, 2019, as supplemented by a First Supplemental Indenture thereto, dated as of March 1, 2019, among the Company, the Initial Guarantor and the Trustee (as supplemented hereby and further amended and supplemented from time to time, the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company has duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of its unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series as provided for in the Indenture;

WHEREAS, the Guarantor has duly authorized the execution and delivery of the Indenture in order to fully and unconditionally guarantee the Company’s obligations under the Indenture;

WHEREAS, the Indenture provides that the Securities shall be in the form as may be established by or pursuant to a Board Resolution and set forth in an Officers’ Certificate or as may be established in one or more supplemental indentures thereto, in each case with such appropriate insertions, omissions, substitutions, and other variations as are required or permitted by the Indenture; and

WHEREAS, the Company and the Trustee have agreed that the Company shall issue and deliver, and the Trustee shall authenticate, a series of Securities designated as the Company’s “4.900% Senior Notes due 2030” (hereinafter called the “Notes”) pursuant to the terms of this Second Supplemental Indenture and substantially in the form as herein set forth, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and this Second Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the premises stated herein and the purchase of the Notes by the Holders thereof, the parties hereto hereby enter into this Second Supplemental Indenture, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1.	Certain Terms Defined in the Indenture.

For purposes of this Second Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as amended and supplemented hereby.

SECTION 1.2.	Definitions.

For the benefit of the Holders of the Notes, Section 1.1 of the Indenture shall be amended by adding or substituting, as applicable, the following new definitions:

“Additional Guarantor” has the meaning specified in Section 3.2 hereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

“Change of Control” means the occurrence of any of the following after the date of issuance of the Notes:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries;

(2)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Company’s Voting Stock representing more than 50% of the voting power of its outstanding Voting Stock;

(3)

the Company consolidates with, or merges with or into, any person (as that term is used in Section 13(d)(3) of the Exchange Act), or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving person immediately after giving effect to such transaction;

(4)	the first day on which a majority of the Company’s Board of Directors are not Continuing Directors; or

(5)	the adoption of a plan relating to the Company’s liquidation, dissolution or winding up.

“Change of Control Triggering Event” means, with respect to the Notes, the rating on the Notes is lowered and the rating assigned to the Notes by each of the Rating Agencies is below Investment Grade, on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any Rating Agency has publicly announced that it is considering a possible ratings change). For purposes of this definition and the application of the related provisions of Section 2.4,

(1)

if a Rating Agency is not providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade by such Rating Agency during that Trigger Period, and

(2)

notwithstanding the foregoing provisions of this definition, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of the Board of Directors of the Company on the date of the prospectus supplement pursuant to which the Notes were offered; or (2) was nominated for election or elected to the Board of Directors of the Company with the approval of at least a majority of the Continuing Directors who were members of the Board of Directors of the Company at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of September 27, 2022, among the Company, the Initial Guarantor and the lenders and agents from time to time party thereto, as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time.

“Guarantor” means each of the Initial Guarantor and any Additional Guarantor as guarantor of the Notes.

“Global Notes” means, individually and collectively, each of the Notes in the form of global Securities issued to the Depositary or its nominee, substantially in the form of Exhibit A.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting the Company to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if either Moody’s or S&P ceases to provide rating services to issuers or investors, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act as a replacement for such Rating Agency, provided that the Company shall give written notice of such appointment to the Trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semiannual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semiannual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Voting Stock” of any specified person (as that term is used in Section 13(d) of the Exchange Act) as of any date means the capital stock of such person that, at such date, is entitled to vote generally in the election of the board of directors of such person.

ARTICLE II.

FORM AND TERMS OF THE NOTES

SECTION 2.1.	Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes shall be executed on behalf of the Company by two of the officers of the Company specified in Section 303 of the Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes and any beneficial interest in the Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture as supplemented by this Second Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Second Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

(a)    Global Notes. The Notes designated herein shall be issued initially in the form of one or more fully registered global Securities, which shall be deposited on behalf of the purchasers of the Notes represented thereby with The Depository Trust Company, New York, New York (the “Depositary”) and registered in the name of Cede & Co., the Depositary’s nominee, duly executed by the Company, authenticated by the Trustee and with Guarantees endorsed thereon as hereinafter provided. The aggregate principal amount of outstanding Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as hereinafter provided.

The Global Notes may not be transferred except by the Depositary or its nominee, in whole and not in part, to another nominee of the Depositary or to a successor of the Depositary or its nominee. Upon the occurrence of the events specified in Section 305 of the Indenture in relation thereto, the Company shall execute, and the Trustee shall, upon receipt of a Company Order for authentication, authenticate and deliver, Notes in definitive form in an aggregate principal amount equal to the principal amount of the Global Notes in exchange for such Global Note, which the Depositary will distribute to its participants.

(b)    Book-Entry Provisions. This Section 2.1(b) shall apply only to the Global Notes deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver the Global Notes that shall be registered in the name of the Depositary or the nominee of the Depositary and shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions.

Participants of the Depositary shall have no rights either under the Indenture or with respect to any Global Notes held on their behalf by the Depositary or under such Global Notes. The Depositary shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its participants, the operation of customary practices of such Depositary governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

(c)    Definitive Notes. Notes issued in certificated form shall be substantially in the form of Exhibit A attached hereto, but without including the text referred to therein as applying only to Global Notes. Except as provided above in subsection (a), owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of certificated Notes.

(d)    Transfer and Exchange of the Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the Indenture and the procedures of the Depositary therefor. Beneficial interests in the Global Notes may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the Global Notes. In connection with any proposed transfer outside the Book Entry Only system, there shall be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045.  The Trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

(e)    Paying Agent. The Company appoints the Trustee as the initial agent of the Company for the payment of the principal of (and premium, if any) and interest on the Notes and the Corporate Trust Office of the Trustee, be and hereby is, designated as the office or agency where the Notes may be presented for payment and where notices to or demands upon the Company in respect of the Notes and the Indenture pursuant to which the Notes are to be issued may be served.

SECTION 2.2.	Certain Terms of the Notes.

The following terms relating to the Notes are hereby established:

(a)    Title. The Notes shall constitute a series of Securities having the title “4.900% Senior Notes due 2030.”

(b)    Principal Amount. The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 905 or 1107 of the Indenture or upon repayment of Notes in part pursuant to Section 2.4 hereof) shall be $750,000,000. The Company may from time to time, without notice to, or the consent of, the Holders of the Notes, issue and sell additional Securities (“Additional Securities”) ranking equally and ratably with the Notes in all respects (other than the issue price, the issue date, the first interest payment date and the payment of interest accruing prior to the issue date of such Additional Securities), and with the same CUSIP number as the Notes offered hereby, provided that if such Additional Securities are not fungible for U.S. federal income tax purposes, such Additional Securities will have a different CUSIP number than the Notes offered hereby. Any such Additional Securities shall be consolidated and form a single series with the Notes for all purposes under the Indenture, including voting.

(c)    Maturity Date. The entire outstanding principal of the Notes shall be payable on March 15, 2030.

(d)    Interest Rate. The rate at which the Notes shall bear interest shall be 4.900% per annum; the date from which interest shall accrue on the Notes shall be March 13, 2025, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the Notes shall be March 15 and September 15 of each year, beginning September 15, 2025; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid, in immediately available funds, to the Persons in whose names the Notes (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be March 1 or September 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not punctually paid or duly provided for shall forthwith cease to be payable to the respective Holders on such Regular Record Date, and such defaulted interest may be paid to the Persons in whose names the Notes (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. Payment of principal of, and premium, if any, and interest on, the Notes will be made at the Corporate Trust Office of the Trustee or such other office or agency of the Company as may be designated for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that each installment of interest, premium, if any, and principal on the Notes may at the Company’s option be paid in immediately available funds by transfer to an account maintained by the payee located in the United States.

(e)    Currency. The currency of denomination of the Notes is United States Dollars. Payment of principal of and interest and premium, if any, on the Notes will be made in United States Dollars.

SECTION 2.3.	Optional Redemption.

(a)    The provisions of Article Eleven of the Indenture shall apply to the Notes.

(b)    At any time and from time to time, the Notes will be redeemable, as a whole or in part, at the Company’s option at a Redemption Price to be determined in accordance with the terms of this Section 2.3(b).

Prior to February 15, 2030 (the date that is one month prior to the maturity date of the Notes) (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus fifteen (15) basis points less (b) interest accrued to the Redemption Date, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the Redemption Date.

On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the Redemption Date.

(c)    The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error. Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each holder of Notes to be redeemed. In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption. Prior to any Redemption Date for the Notes, the Company shall deposit with a Paying Agent, or the Trustee, funds sufficient to pay the Redemption Price of the Notes to be redeemed on such date.

(d)    Notice of any redemption of Notes may, at the Company’s discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in the Company or another entity). If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived on or prior to the Business Day immediately preceding the relevant Redemption Date. In such event, the Company shall provide written notice to the Trustee prior to the close of business on the Business Day prior to the relevant Redemption Date if any such redemption has been rescinded or delayed, and upon receipt of such notice the Trustee, at the Company’s expense, shall provide such notice to each holder of the Notes in the same manner in which the notice of redemption was given. Once notice of redemption is mailed or sent, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the Notes called for redemption will become due and payable on the Redemption Date and at the applicable Redemption Price as determined in accordance with Section 2.3(b).

SECTION 2.4.	Repurchase of Notes Upon a Change of Control Trigger Event.

(a)    Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Company has exercised its option to redeem the Notes in whole as described in Section 2.3, each Holder of the Notes shall have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the offer required by this Section 2.4 (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus unpaid interest, if any, accrued to the repurchase date (the “Change of Control Repurchase Price”), subject to the rights of Holders of the Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date.

(b)    Within 30 days following the date of the occurrence of the Change of Control Triggering Event, or, at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall send, by first class mail, a written notice to each Holder of the Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the repurchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Repurchase Date”). Such notice, if mailed prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Repurchase Date.

(c)         On the Change of Control Repurchase Date, the Company shall, to the extent lawful:

(1)    accept or cause a third party to accept for repurchase all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)    deposit or cause a third party to deposit with the Paying Agent an amount equal to the Change of Control Repurchase Price in respect of all the Notes or portions of the Notes properly tendered; and

(3)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by the Company of Notes pursuant to the Change of Control Offer have been complied with.

(d)    The Company shall not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under its offer.

(e)    The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those securities laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached the Company’s obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

SECTION 2.5.	Limitation on Liens.

The provisions of Section 1008 of the Indenture are applicable to the Notes.

SECTION 2.6.	Limitation on Sale and Leaseback Transactions.

The provisions of Section 1009 of the Indenture are applicable to the Notes.

ARTICLE III.

GUARANTEE

SECTION 3.1.	Applicability of Guarantee.

The provisions of Article Sixteen of the Indenture shall be applicable to the Notes. The Initial Guarantor and, if required in accordance with the provisions of Section 3.2, any Additional Guarantors, shall guarantee the Notes on the terms set forth in Article Sixteen of the Indenture, subject to the provisions of this Article III.

SECTION 3.2.	Additional Guarantors.

(a)    If, after the date of the Indenture, any Subsidiary of the Company that is not then a Guarantor guarantees, becomes a borrower or guarantor under, or grants any lien to secure any obligations pursuant to, the Existing Credit Facility, then in any such case such Subsidiary shall become a Guarantor (each such additional Guarantor, an “Additional Guarantor”) by executing a supplemental indenture and delivering it to the Trustee promptly (but in any event, within two Business Days of the date on which it guaranteed or incurred such indebtedness or granted such lien, as the case may be).

(b)    Notwithstanding the preceding paragraph, any Guarantee by a Guarantor that was issued pursuant to this Section 3.2 solely as a result of its guarantee or incurrence of, or granting of a lien in respect of, any such indebtedness shall be automatically and unconditionally released upon the release or discharge of the guarantee that resulted in the creation of such Subsidiary’s Guarantee (or upon such Subsidiary ceasing to be a borrower or the release of liens granted by such Subsidiary, as the case may be), except a discharge or release as a result of payment under such guarantee, or of the refinancing or replacement of any such indebtedness that is guaranteed or incurred by such Guarantor.

SECTION 3.3.	No Discharge or Diminishment of Guarantee.

For purposes of the Notes, Section 1605 of the Indenture is replaced in its entirety by the following:

“Subject to Section 3.5 of this Second Supplemental Indenture, the obligations of each of the Guarantors hereunder shall not be subject to any reduction, limitation, termination, impairment or for any reason (other than the payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each of the Guarantors hereunder shall not be discharged or impaired or otherwise affected by the failure of the Trustee or any Holder of the Notes to assert any claim or demand or to enforce any remedy under this Second Supplemental Indenture, the Indenture or the Notes, any other guarantee or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission or delay to do any other act that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Obligations).”

SECTION 3.4.	Continued Effectiveness.

For purposes of the Notes, Section 1607 of the Indenture is replaced in its entirety by the following:

“Subject to Section 3.5 of this Second Supplemental Indenture, each of the Guarantors further agrees that its Guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation is rescinded or must otherwise be restored by the Trustee or any Holder of the Notes upon the bankruptcy or reorganization of the Company or otherwise.”

SECTION 3.5.	Release of Guarantor.

For purposes of the Notes, subparagraph (1) of Section 1611 of the Indenture is replaced in its entirety by the following:

“(1)         A Guarantor shall, upon the occurrence of any of the following events, be automatically and unconditionally released and discharged from all obligations under the Indenture, this Second Supplemental Indenture and its Guarantee without any action required on the part of the Trustee or any Holder:

(a)         upon written notice by the Company to the Trustee, at any time such Guarantor is not a borrower or guarantor under, and has not granted any then-existing lien to secure any obligations pursuant to, the Existing Credit Facility, except where resulting from a discharge or release as a result of payment under such guarantee; or

(b)         upon the occurrence of the circumstances described in Section 3.2(b) hereof, of which the Company shall promptly notify the Trustee in writing.”

SECTION 3.6.	Limitation of Guarantor’s Liability.

For purposes of the Notes, Section 1612 of the Indenture is modified to add the following paragraph as the second paragraph of such Section:

“The Guarantee is expressly limited so that in no event, including the acceleration of the maturity of the Securities, shall the amount paid or agreed to be paid in respect of interest on the Securities (or fees or other amounts deemed payment for the use of funds) exceed the maximum permissible amount under applicable law, as in effect on the date hereof and as subsequently amended or modified to allow a greater amount of interest (or fees or other amounts deemed payment for the use of funds) to be paid under the Guarantee. If for any reason the amount in respect of interest (or fees or other amounts deemed payment for the use of funds) required by the Guarantee exceeds such maximum permissible amount, the obligation to pay interest under the Guarantee (or fees or other amounts deemed payment for the use of funds) shall be automatically reduced to such maximum permissible amount and any amounts collected by any Holder of any Security in excess of the permissible amount shall be automatically applied to reduce the outstanding principal on such Security.”

ARTICLE IV.

MISCELLANEOUS

SECTION 4.1.	Relationship with Indenture.

The terms and provisions contained in the Indenture will constitute, and are hereby expressly made, a part of this Second Supplemental Indenture. However, to the extent any provision of the Indenture conflicts with the express provisions of this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture will govern and be controlling.

SECTION 4.2.	Trust Indenture Act Controls.

If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Second Supplemental Indenture by the Trust Indenture Act (the “TIA”), the required provision shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the TIA which may be so modified or excluded, the latter provision shall be deemed to apply to this Second Supplemental Indenture as so modified or to be excluded, as the case may be.

SECTION 4.3.	Governing Law.

This Second Supplemental Indenture, the Notes and the Guarantees shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401.

SECTION 4.4.	Multiple Counterparts.

This Second Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (the “UCC”) (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. The parties may sign multiple counterparts of this Second Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same Second Supplemental Indenture. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

SECTION 4.5.	Severability.

Each provision of this Second Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Second Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

SECTION 4.6.	Ratification.

The Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed. The Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Second Supplemental Indenture supersede any conflicting provisions included in the Indenture unless not permitted by law. The Trustee accepts the trusts created by the Indenture, as supplemented by this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this Second Supplemental Indenture. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

SECTION 4.7.	Effectiveness.

The provisions of this Second Supplemental Indenture shall become effective as of the date hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

J.B. HUNT TRANSPORT SERVICES, INC.

By:	/s/ John Kuhlow
Name: John Kuhlow
Title: Chief Financial Officer

J.B. HUNT TRANSPORT, INC.

By:	/s/ Kevin Bracy
Name: Kevin Bracy
Title: Treasurer and Assistant Secretary

COMPUTERSHARE TRUST COMPANY, N.A. (successor-in-interest to Wells Fargo Bank, National Association), as Trustee

By:	/s/ Corey J. Dahlstrand
Name: Corey J. Dahlstrand
Title: Vice President

[Signature Page to Second Supplemental Indenture]

EXHIBIT A

Form of 4.900% Senior Note due 2030

[Include the following legend on each Note that is a Global Note:

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.]

J.B. HUNT TRANSPORT SERVICES, INC.

4.900% Senior Note due 2030

REGISTERED No. [___]	PRINCIPAL AMOUNT: $[ ]
CUSIP: [____] ISIN: [____]

J.B. Hunt Transport Services, Inc., an Arkansas corporation (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $[ ] on March 15, 2030 (the “Maturity Date”) (except to the extent redeemed or repaid prior to the Maturity Date) and to pay interest thereon from March 13, 2025 (the “Original Issue Date”) or from the most recent Interest Payment Date to which interest has been paid or duly provided for semiannually at the rate of 4.900% per annum, on March 15 and September 15 (each such date, an “Interest Payment Date”), commencing September 15, 2025, until the principal hereof is paid or made available for payment.

Payment of Interest. The interest so payable, and punctually paid or made available for payment, on any Interest Payment Date, will, as provided in the Indenture, be paid, in immediately available funds, to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on March 1 or September 1 (whether or not a Business Day, as defined in the Second Supplemental Indenture referred to herein), as the case may be, next preceding such Interest Payment Date (the “Regular Record Date”). Any such interest not punctually paid or duly provided for (“Defaulted Interest”) will forthwith cease to be payable to the Holder on such Regular Record Date, and such Defaulted Interest may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Place of Payment. Payment of principal, premium, if any, and interest on this Note will be made at the Corporate Trust Office of the Trustee or such other office or agency of the Company as may be designated for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that each installment of interest, premium, if any, and principal on this Note may at the Company’s option be paid in immediately available funds by transfer to an account maintained by the payee located in the United States.

Time of Payment. In any case where any Interest Payment Date, the Maturity Date or any date fixed for redemption or repayment of the Notes shall not be a Business Day, then (notwithstanding any other provision of the Indenture or this Note), payment of principal, premium, if any, or interest, if any, need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, the Maturity Date or the date so fixed for redemption or repayment, as the case may be, and no interest shall accrue in respect of the delay.

General. This Note is one of a duly authorized issue of Securities of the Company, issued and to be issued in one or more series under an indenture (as amended and supplemented from time to time, the “Base Indenture”), dated as of March 1, 2019, among the Company, the Initial Guarantor and Computershare Trust Company, N.A. (successor-in-interest to Wells Fargo Bank, National Association) (herein called the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of which this Note is a part), as supplemented by a First Supplemental Indenture thereto, dated as of March 1, 2019 (the “First Supplemental Indenture”) and a Second Supplemental Indenture thereto, dated as of March 13, 2025 (the “Second Supplemental Indenture”, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), among the Company, the Initial Guarantor and the Trustee. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of a duly authorized series of Securities designated as “4.900% Senior Notes due 2030” (collectively, the “Notes”), initially limited in aggregate principal amount to $750,000,000.

Further Issuance. The Company may from time to time, without notice to, or the consent of, the Holders of the Notes, issue and sell additional Securities (“Additional Securities”) ranking equally and ratably with the Notes in all respects (other than the issue price, the issue date, the first interest payment date and the payment of interest accruing prior to the issue date of such Additional Securities), and with the same CUSIP number as the Notes offered hereby, provided that if such Additional Securities are not fungible for U.S. federal income tax purposes, such Additional Securities will have a different CUSIP number than the Notes offered hereby. Any such Additional Securities shall be consolidated and form a single series with the Notes for all purposes under the Indenture, including voting.

Events of Default. If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Sinking Fund. The Notes are not subject to any sinking fund.

Optional Redemption. The Notes will be redeemable at any time, at the option of the Company, in whole or from time to time in part, upon not less than 10 nor more than 60 days’ prior written notice, on any date prior to their Maturity at a Redemption Price, calculated in accordance with the terms of the Second Supplemental Indenture, which includes accrued interest thereon, if any, to, but not including, the Redemption Date. In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion hereof will be issued in the name of the Holder hereof upon cancellation of this Note.

Repurchase upon a Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Company has exercised its option to redeem the Notes in whole as described under “—Optional Redemption,” the Company shall be required to make an offer to repurchase the Notes on the terms set forth in the Second Supplemental Indenture.

Defeasance and Covenant Defeasance. The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Note and (b) certain restrictive covenants and the related Events of Default which provisions apply to this Note.

Modification and Waivers; Obligations of the Company Absolute. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Initial Guarantor and the rights of the Holders of the Securities. Such amendment may be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes affected thereby. The Indenture also contains provisions permitting the Holders of not less than a majority in aggregate principal amount of the Securities at the time outstanding, on behalf of the Holders of all outstanding Securities, to waive compliance by the Company with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of not less than a majority in aggregate principal amount of the outstanding Securities of individual series to waive on behalf of all of the Holders of Securities of such individual series certain past defaults under the Indenture and their consequences. Any such consent or waiver shall be conclusive and binding upon the Holder of this Note and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the time, place, and rate, and in the coin or currency, herein prescribed.

Limitation on Suits. As set forth in, and subject to, the provisions of the Indenture, no Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceedings as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of or interest on this Note on or after the respective due dates expressed herein.

Authorized Denominations. The Notes are issuable only in registered form without coupons in denominations of $2,000 or any integral multiple of $1,000 in excess thereof.

Registration of Transfer or Exchange. As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of this Note is registrable in the register of the Notes maintained by the Registrar upon surrender of this Note for registration of transfer, at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar, duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations herein and therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the Holders surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Holder as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Guarantee. Payment of this Note is fully and unconditionally guaranteed by the Initial Guarantor and any Additional Guarantors that become and continue to be Guarantors pursuant to the Indenture. In the event that there shall be more than one Guarantor of the Notes, such Guarantors shall guarantee the Notes on a joint and several basis. Guarantors may be released from their obligations under the Indenture and their Guarantees under the circumstances specified in the Indenture.

Defined Terms. All terms used in this Note, which are defined in the Indenture and are not otherwise defined herein, shall have the meanings assigned to them in the Indenture.

Governing Law. The Indenture, the Notes and the Guarantees shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401.

Authentication. Unless the certificate of authentication hereon has been executed by the Trustee pursuant to the Second Supplemental Indenture, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:
J.B. HUNT TRANSPORT SERVICES, INC.

By:
Name:
Title:
Attest:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

COMPUTERSHARE TRUST COMPANY, N.A. (successor-in-interest to Wells Fargo Bank, National Association), as Trustee

By:

Dated:

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or typewrite name and address,

including postal zip code, of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints to transfer said Note on the books of the Trustee, with full power of substitution in the premises.

Dated:__________________
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatsoever.

Signature Guarantee

NOTATION OF GUARANTEES

For value received, the Initial Guarantor has fully and unconditionally guaranteed, to the extent set forth in the Indenture, among the Company, the Initial Guarantor and the Trustee and subject to the provisions in the Indenture and the terms of the Notes, (a) the due and punctual payment in full when due of the principal of, premium, if any, and interest on the Notes and all other amounts due and payable under the Indenture and the Notes by the Company and (b) in case of any extension of time of payment or renewal of any Obligations (with or without notice to the Initial Guarantor), that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. The obligations of the Guarantor to the Holders of Notes and to the Trustee pursuant to the Guarantees and the Indenture are expressly set forth in Article Sixteen of the Indenture and Article III of the Second Supplemental Indenture thereto establishing the terms of the Notes and reference is hereby made to the Indenture and Second Supplemental Indenture thereto for the precise terms of the Guarantee, including provisions for the release thereof. Each Holder of a Note, by accepting the same, (a) agrees to and shall be bound by such provisions and (b) appoints the Trustee attorney-in-fact of such Holder for the purpose of such provisions. The Initial Guarantor hereby agrees that its Guarantees of the Notes set forth in the Indenture and Article III of the Second Supplemental Indenture shall remain in full force and effect notwithstanding any failure to endorse on any Note this notation of the Guarantees.

J.B. HUNT TRANSPORT, INC.

By:
Name:
Title:

Attest:

By:
Name:
Title: